EXHIBIT 4.7
July 25, 1995


Electrosource, Inc.
3800 B Drossett Drive
Austin, Texas 78744

Attention:

Gentlemen:

          This letter (the "Letter Agreement") will confirm the understanding and agreement between Rosehouse Ltd. ("Rosehouse") and Electrosource, Inc. (the "Company") as follows:

          Engagement. The Company hereby engages Rosehouse as the Company's exclusive agent on a "best efforts" basis in connection with the proposed offshore offering of its 10% Convertible Debentures Due July 1996 (the "Debentures") having an aggregate original principal amount of U.S. $3,000,000 and warrants (the "Warrants") to purchase an aggregate of 2,000,000 shares of the Company's common stock, $0.10 par value per share (the "Common Stock"). Rosehouse hereby accepts the engagement upon the terms and conditions set forth in this agreement.

          Offers and sales of the Debentures and the Warrants will be made in accordance with the Regulation S safe harbor exemption from registration ("Regulation S") under the federal
Securities Act of 1933, as amended (the "Act").

          Investors will be persons who are not U.S. Persons (as defined in Regulation S). Rosehouse anticipates commencement of the offering on the date hereof and a closing on or prior to July 26, 1995. Rosehouse will work with the Company in identifying potential eligible investors and will use Rosehouse's best efforts to assist in arranging sales of the Debentures to qualified foreign investors.

          The Company will cooperate with Rosehouse in connection with, and shall make available to Rosehouse, such documents and other information as Rosehouse shall reasonably require to perform its obligations hereunder. Any such information designated by the Company as confidential will be held in confidence by Rosehouse, except as may be necessary to disclose pursuant to subpoena or other judicial or administrative order or process or as may be appropriate in connection with the offering to prospective investors.

          The Company may in its discretion postpone, modify or abandon the offering prior to closing. Rosehouse may decline to participate in the offering if it reasonably determines that the offering has become impractical. The Company will not make any commitment with any other securities broker/dealer to participate in or conduct this offering without Rosehouse's prior written consent. With the prior consent of the Company and at no cost to the Company, Rosehouse has the right to retain foreign representatives to act on its behalf for offers to non-U.S. Persons (as defined in Regulation S).

          Compensation.

               Fees.       Rosehouse will be paid in cash at the
closing a fee of ten percent (10%) of the original principal amount of all Debentures sold in the offering. Rosehouse shall pay for all of its out-of-pocket expenses relating to the offering. For a period of 180 days after the final closing, Rosehouse shall have a right of first refusal with respect to any subsequent offering by the Company pursuant to Regulation S.

               Warrant. As compensation for its services in connection with the offering, Rosehouse will receive a warrant (the "Rosehouse Warrant") to purchase 250,000 shares of the Company's Common Stock, substantially in the form attached hereto as Exhibit A; provided, Debentures in an aggregate principal amount of $3,000,000 are sold.

          Representations and Warranties of the Company. The representations and warranties to be made by the Company and contained in paragraphs 3(a), (b), (c), (d), (e), (f), (g) and
(h) of those certain Offshore Securities Subscription Agreements between the Company and each of the "Buyers" of the Debentures named therein, dated as of July 1995 (the "Subscription Agreements"), the representations and warranties to be made by the Company in that certain Letter Agreement between the Company and Adar Equities, dated as of July 1995, are incorporated by reference as if fully set forth herein and Rosehouse is deemed to be a third party beneficiary of all such representations and warranties.

          Representations and Warranties of Rosehouse. Rosehouse represents, warrants and agrees that:

          (a) Rosehouse has not conducted and shall not conduct any "directed selling efforts" as that term is defined in Rule 902(b) of Regulation S, nor has Rosehouse conducted any general solicitation relating to the offer and sale of any securities in the United States or elsewhere; and

          (b) This Agreement has been duly authorized, validly executed and delivered on behalf of Rosehouse and constitutes a valid and binding agreement in accordance with its terms.

          (c) To the best of Rosehouse's knowledge after reasonable inquiry, the Buyers who are parties to the Subscription Agreements are not U.S. Persons for the purposes of Regulation S.

          (d) Rosehouse represents and warrants to, and covenants and agrees with, the Company as follows:

                         (i)       Rosehouse is not organized
               under the laws of any jurisdiction within the United States, was not formed by a U.S. Person (as defined in Section 902(o) of Regulation S) for the purpose of investing in Regulation S securities and is not otherwise a U.S. Person. Rosehouse is not, and on the closing date will not be, an affiliate of Seller;

                         (ii)      At the time the buy order for
               the Rosehouse Warrant was originated, Rosehouse was outside the United States and is outside of the United States as of the date of the execution and delivery of this Letter Agreement;

                         (iii)          No offer to purchase the
               Rosehouse Warrant or the Common Stock issuable upon exercise of the Rosehouse Warrant
               (collectively, the "Securities"), was made by Rosehouse in the United States;

                         (iv)      Rosehouse is purchasing the
               Securities for its own account or for the account of persons (who are not U.S. Persons), each of whom has entered into an offshore securities subscription agreement with Rosehouse in a form substantially similar to the Subscription Agreements, and Rosehouse is qualified to purchase the Securities under the laws of its residence, and the offer and sale of the Securities will not violate the securities or other laws of such jurisdiction;

                         (v)       All offers and sales of any of
               the Securities, the Debentures or the Warrants by Rosehouse prior to the end of the Restricted Period (as hereinafter defined) shall be made in compliance with any applicable securities laws of any applicable jurisdiction and in accordance with Rule 903 or 904, as applicable, of Regulation S or pursuant to registration of securities under the 1933 Act or pursuant to an exemption from registration. In any case, none of the Securities, the Debentures or the Warrants have been or will be offered or sold by Rosehouse to, or for the account or benefit of, a U.S. Person or within the United States until after the end of the forty (40) day period commencing on the later of the date of final closing of the offering of the Securities, or the date of the first offer of the Securities to persons other than distributors (the "Restricted Period"), as certified by Rosehouse to Seller;

                         (vi)      The transactions contemplated
               by this Agreement (a) have not been and will not be pre-arranged by Rosehouse with a purchaser located in the United States or a purchaser which is a U.S. Person, and (b) are not and will not be part of a plan or scheme by Rosehouse to evade the registration provisions of the 1933 Act;

                         (vii)          Rosehouse understands
               that the Securities are not registered under the 1933 Act and are being offered and sold to it in reliance on specific exclusions from the registration requirements of Federal and State securities laws, and that Seller is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of Rosehouse set forth herein in order to determine the applicability of such exclusions and the suitability of Rosehouse and any purchaser from Rosehouse to acquire the Securities and to determine the suitability of any investor identified by Rosehouse to acquire the Debentures and the Warrants;

                         (viii)         Rosehouse shall take all
               reasonable steps to ensure its compliance with Regulation S and shall promptly send to each purchaser who acts as a distributor, dealer or a person receiving a selling concession, fee or other remuneration in respect of any of the Securities, the Debentures or the Warrants, who purchases prior to the expiration of the Restricted Period referred to in subparagraph (v) above, a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales as Rosehouse pursuant to Section 903(c)(2)(iv) of Regulation S;

                         (ix)      The execution and delivery of
               this Agreement and the consummation of the purchase of the Securities, and the transactions contemplated by this Agreement do not and will not conflict with or result in a breach by Rosehouse of any of the terms or provisions of, or constitute a default under, the articles of incorporation or by-laws (or similar constitutive documents) of Rosehouse or any indenture, mortgage, deed of trust, or other material agreement or instrument to which Rosehouse is a party or by which it or any of its properties or assets are bound, or any existing applicable law, rule or regulation of the United States or any State thereof or any applicable decree, judgment or order of any Federal or State court, Federal or State regulatory body, administrative agency or other United States governmental body having jurisdiction over Rosehouse or any of its properties or assets;

                         (x)       All invitations, offers and
               sales of or in respect of, any of the Securities, by Rosehouse and any distribution by Rosehouse of any documents relating to any offer by it of any of the Securities will be in compliance with applicable laws and regulations and will be made in such a manner that no prospectus need be filed and no other filing need be made by Seller with any regulatory authority or stock exchange in any country or any political sub-division of any country;

                         (xi)      Rosehouse will not make any
               offer or sale of any of the Securities by any means which would not comply with the laws and regulations of the territory in which such offer or sale takes place or to which such offer or sale is subject or which would in connection with any such offer or sale impose upon Seller any obligation to satisfy any public filing or registration requirement or provide or publish any information of any kind whatsoever or otherwise undertake or become obliged to do any act; and

                         (xii)          Neither Rosehouse nor any
               of its affiliates has entered, has the intention of entering, or will during the Restricted Period enter into any put option, short position or other similar instrument or position with respect to any of the Securities, the Debentures or the Warrants or securities of the same class as the Securities, the Debentures or the Warrants.

          Opinion of Counsel. The Company will, at the closing, furnish Rosehouse with an opinion of its counsel substantially in the form attached hereto as Exhibit B.

          Notices. All notices or communications hereunder, except as otherwise provided by notice, will be in writing and mailed or delivered as follows:

          If to Rosehouse:

          Rosehouse Ltd.
          306 Commerce Building
          1 Chancery Lane
          Hamilton HM 12 Bermuda
          Attention:  Richard Prichard-Jones

          If to the Company:

          Electrosource, Inc.
          3800 B Drossett Drive
          Austin, Texas 78744
          Attention:  President

          Miscellaneous. This Letter Agreement, together with Exhibits A and B, contains our entire agreement concerning the proposed offering and supersedes any prior understanding and agreements. It will be governed by Bermuda law. Any amendment hereto or any waiver of any right or obligation hereunder must be in writing and signed by the party to be charged.

          Please confirm that the foregoing correctly and completely sets forth our understanding, by signing and returning to us the enclosed duplicate of this Letter Agreement.

                                Sincerely,

                                Rosehouse Ltd.

                                By:          /S/
                                     Richard Prichard-Jones
                                Title:    President

                                Agreed and accepted this 25th day
                                of July, 1995

                                Electrosource, Inc.

                                By:          /S/
                                     Michael G. Semmens
                                Title:  President